Exhibit 2.3.11

           ELEVENTH AMENDMENT AND WAIVER TO SECURITIZATION AGREEMENTS

         THIS ELEVENTH AMENDMENT AND WAIVER TO SECURITIZATION AGREEMENTS (this "Amendment"), made and entered into as of September 23, 2003 by and among CONE RECEIVABLES II LLC, a North Carolina limited liability company ("CRLLC"), CONE MILLS CORPORATION, a North Carolina corporation ("Cone Mills"); CONE FOREIGN TRADING LLC, a North Carolina limited liability company ("CFT"; each of CRLLC, Cone Mills and CFT being herein referred to as a "Company" and collectively as the "Companies"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("GECC"), acting in its capacities as the Purchaser, the Operating Agent and the Collateral Agent (as such terms are defined in the Purchase Agreement referenced below).

                               W I T N E S E T H:

         WHEREAS, Cone Mills and CRLLC (collectively, the "Originators") entered into that certain Receivables Transfer Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Transfer Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex X to the Transfer Agreement as amended through this Amendment), whereby Cone Mills agreed (and each Subsidiary of Cone Mills which thereafter becomes an Originator will agree) to sell, contribute or otherwise transfer to CRLLC, and CRLLC agreed to purchase or otherwise acquire from such Originators, all of the right, title and interest of such Originators in the Receivables; and

         WHEREAS, CRLLC, as Seller, Redwood Receivables Corporation ("Redwood"), as Purchaser, Cone Mills, as Servicer, and GECC, as Operating Agent and as Collateral Agent, entered into that certain Receivables Purchasing and Servicing Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Purchase Agreement"; the Transfer Agreement and the Purchase Agreement are herein collectively referred to as the "Securitization Agreements"), whereby Purchaser agreed, among other things, to purchase from CRLLC from time to time the Receivables sold or contributed to CRLLC pursuant to the Transfer Agreement; and

         WHEREAS, Redwood and GECC entered into that certain Assignment Agreement, dated as of April 23, 2001 (the "Redwood Assignment"), under which Redwood assigned and delegated to GECC, pursuant to Section 2.05 of the Liquidity Loan Agreement, all of Redwood's rights, titles and interests in and to, and all of Redwood's obligations under, the Purchase Agreement and the other Related Documents; and

         WHEREAS, the Securitization Agreements were amended pursuant to that certain First Amendment and Waiver to Securitization Agreements, dated as of November 16, 1999, among the parties hereto, that certain Second Amendment to

Securitization Agreements, dated as of January 28, 2000, among the parties thereto, that certain Third Amendment to Securitization Agreements, dated as of March 31, 2000, among the parties thereto, that certain Fourth Amendment to Securitization Agreements and Additional Originator Joinder Agreement, dated as of April 24, 2000, among such parties, that certain Fifth Amendment to Securitization Agreements, dated as of June 30, 2000, among such parties, that certain Sixth Amendment to Securitization Agreements, dated as of December 11, 2000, among such parties, that certain Seventh Amendment to Securitization Agreements, dated as of April 23, 2001, among such parties, that certain Eighth Amendment to Securitization Agreements, dated as of July 10, 2001; among such parties, that certain Ninth Amendment to Securitization Agreements, dated as of November 9, 2001, among such parties, and that certain Tenth Amendment to Securitization Agreements, dated as of September 5, 2003, among such parties (collectively, the "Prior Amendments"), and

         WHEREAS, it is contemplated that on or about the Eleventh Amendment Effective Date, the Originators and certain of their Subsidiaries (collectively, together with the Originators, the "Debtors") will commence Chapter 11 bankruptcy cases by the filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (collectively, the "Chapter 11 Cases") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and that thereafter each of the Originators will continue to manage its properties and operates its business as a debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and

         WHEREAS, the Companies have requested that any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event that may occur as a result of the commencement of the Chapter 11 Cases be waived and that the Securitization Agreements be further amended in certain respects as set forth in this Amendment, all so that the Purchases and other transactions contemplated by the Securitization Agreements may continue to occur after the commencement and during the pendency of the Chapter 11 Cases; and

         WHEREAS, GECC is willing to grant such waiver and the parties hereto are willing to agree to such amendments, all in accordance with and subject to the terms and conditions of this Amendment.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Certain Waiver and Reservations of Rights. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the applicable conditions precedent specified in Section 7 below, GECC (in its capacity as the Purchaser and the Operating Agent) hereby waives any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination

Event that may occur under (i) Section 9.01(d) or 9.02(e) of the Purchase Agreement (as such agreement is in effect immediately prior to the effectiveness of this Amendment) solely as a result of the commencement of the Chapter 11 Cases or (ii) Sections 9.01(s) or 9.02(c) of the Purchase Agreement (as such agreement is in effect immediately prior to the effectiveness of this Amendment) solely as a result of the Receivables Collection Turnover as of July 27, 2003 being greater than the maximum permitted as of such date under paragraph (c)(iv) of Annex G to the Purchase Agreement (as such agreement is in effect immediately prior to the effectiveness of this Amendment).

         2. Amendments of Securitization Agreements. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 7 below, the Securitization Agreements shall be amended as follows, in each case effective as of the Eleventh Amendment Effective Date:

         (A) Section 2.02(c) of the Purchase Agreement shall be deleted in its entirety.

         (B) Section 2.07(a) of the Purchase Agreement shall be deleted in its entirety and the following new Section 2.07(a) shall be substituted in lieu thereof. .

                  (a)(i) The Seller shall pay to the Purchaser an unused facility fee (the "Unused Facility Fee") equal to five-eighths of one percent (0.625%) per annum calculated daily from the Eleventh Amendment Effective Date until the Facility Termination Date and payable on each Business Day, commencing on the Eleventh Amendment Effective Date, on the amount by which the Maximum Purchase Limit as in effect on such date exceeds the Capital Investment on such date, which fee shall be fully earned when payable and shall be non-refundable.

                  (ii) On the Eleventh Amendment Effective Date and on each anniversary thereof that occurs prior to the Termination Date, the Seller shall pay to the Operating Agent, for its own account, an administration fee in the amount of $50,000, which fee shall be fully earned when payable and shall be non-refundable.

                  (iii) The provisions of this Section 2.07(a) supersede and replace the Fee Letter.

         (C) Section 4. 02 of the Purchase Agreement shall be amended by adding the following new sentence at the end thereof:


         Notwithstanding  anything  to the  contrary  set forth in this  Section
         4.02, it is expressly understood and agreed that each of the representations and warranties made in this Section 4.02 by each DIP Servicer is and shall be (i) subject to (x) compliance by such Servicer with any applicable provisions of the Bankruptcy Code and (y) the entry of the Interim Order and the Final Order (as applicable), and (ii) qualified to exclude any noncompliance resulting solely from the filing of the Chapter 11 Cases (but not excluding noncompliance resulting from any subsequent event, whether or not related to or derivative of the filing of the Chapter 11 Cases).

         (D) Section 5.03 of the Purchase Agreement shall be amended by adding the following new paragraph (n) at the end thereof:

                  (n ) Amendments to Interim Order or Final Order. The Seller shall not, without the prior written consent of the Operating Agent and the Purchaser, consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (a) the Interim Order or (b) the Final Order.

         (E) Section 9.01 of the Purchase Agreement shall be deleted in its entirety and the following new Section 9.01 shall be substituted in lieu thereof:

                           SECTION 9.01 Termination Events. If any of the following events (each, a "Termination Event") shall occur (regardless of the reason therefor):

                           (a) the Seller shall (i) fail to make any payment of any Seller Secured Obligation when due and payable and the same shall remain unremedied for one Business Day or more, or (ii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.01) and the same shall remain unremedied for three Business Days or more after written notice thereof shall have been given by the Operating Agent or the Collateral Agent to the Seller;

                           (b) except for defaults occasioned solely by the filing of the Chapter 11 Cases, defaults arising from Debts with respect to which the Bankruptcy Code prohibits any Originator from complying or permits any Originator not to comply, and defaults with respect to Debt where the holder thereof is stayed by the Bankruptcy code or the Bankruptcy court from exercising remedies as a result of such default, (i) a default or breach shall occur under any other agreement, document or instrument to which any Originator, any Originator's Subsidiary, the Seller or the Servicer is a party or by which any such Person or its property is bound that involves the failure to make any payment when due in respect of any Debt (other than the Seller Secured Obligations) of any such Person in excess of $1,000,000 in the aggregate, or (ii) any other default or breach shall occur with respect to any such Debt in excess of $1,000,000 in the aggregate and such default or breach causes, or permits any holder of such Debt or a trustee or agent to cause, such Debt or a portion thereof to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent, and such default or breach remains uncured and unwaived for 15 days;

                           (c) a case or proceeding (other than the Chapter 11 Cases) shall have been commenced against any Originator, the Seller or the Servicer seeking a decree or order in respect of any such Person
         (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person;

                           (d) except for the filing of the Chapter 11 Cases, any Originator, the Seller or the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets,
         (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing;

                           (e) the Seller or the Servicer (other than a DIP Servicer) is not Solvent or admits in writing its inability to, or is generally unable to, pay its Debts as such Debts become due;

                           (f) a final judgment or judgments in excess of $5,000,000 (less the amount, if any, of any such judgment which is covered by insurance as to which the insurer has confirmed coverage in writing) in the aggregate at any time outstanding shall be rendered against any Originator or the Servicer and the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay;

                           (g) a final judgment shall be rendered against the Seller;

                           (h) any information contained in any Investment Base Certificate is untrue or incorrect in any respect or any representation or warranty of any Originator or the Seller herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than an Investment Base Certificate) made or delivered by any Originator or the Seller to any Affected Party is untrue or incorrect in any material respect as of the date when made or deemed made;

                           (i) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator (other than a Lien (i) limited by its terms to assets other than Receivables and

         (ii) not materially adversely affecting the financial condition of such Originator or Cone Mills' ability to perform as Servicer hereunder);

                           (j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Seller;

                           (k) the Operating Agent or the Collateral Agent shall have determined that any event or condition (other than the filing of the Chapter 11 Cases) that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred;

                           (l) (i) a default or breach shall occur under any provision of Sections 4.02(o), 4.04, 5.01 or 8.14 of the Transfer Agreement and the same shall remain unremedied for one Business Day or more after the occurrence thereof, (ii) a default or breach shall occur under any other provision of the Transfer Agreement and the same shall remain unremedied for five Business Days or more after written notice thereof shall have been given by the Operating Agent or the Collateral Agent to the Seller or (iii) the Transfer Agreement shall for any reason cease to evidence the transfer to the Seller of the legal and equitable title to, and ownership of, the Transferred Receivables;

                           (m) except as otherwise expressly provided herein, any Lockbox Agreement or the Transfer Agreement shall have been modified, amended or terminated without the prior written consent of the Purchaser, the Operating Agent and the Collateral Agent;

                           (n) an Event of Servicer Termination shall have occurred;

                           (o) [intentionally omitted.]

                           (p) (i) with respect to the Transferred  Receivables,
         (A) prior to their Purchase hereunder, (1) the Seller shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (2) the Purchaser shall cease to hold a first priority, perfected Lien in such Transferred Receivables or (B) after their Purchase hereunder, (1) the Purchaser shall cease to hold either (a) valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (b) a first priority, perfected Lien in such Transferred Receivables; or (ii) the Purchaser and the Collateral Agent shall cease to hold a first priority, perfected Lien in the Seller Collateral;

                           (q) a default or breach of any of the covenants set forth in Annex G shall have occurred;

                           (r) the Purchase Discount Rate shall be less than 50% for two consecutive Settlement Periods;

                           (s) the Seller shall amend its articles of organization or operating agreement without the express prior written consent of the Purchaser, the Operating Agent and the Collateral Agent;

                           (t) CRLLC shall have received an Election Notice pursuant to Section 2.01(d) of the Transfer Agreement;

                           (u) a Change of Control shall have occurred;

                           (v) a material adverse change shall occur after the Closing Date in the financial condition or operation of any Originator, the Seller or the Servicer (excluding the filing of the Chapter 11 Cases in the case of any Originator or the Servicer) or in the collectibility of the Transferred Receivables;

                           (w) any Originator or any other Person shall obtain the entry of an order authorizing any other action or actions adverse to the Seller, the Operating Agent or the Purchaser, or their respective rights and remedies hereunder or their interests in the Transferred Receivables, that would, individually or in the aggregate, have a Material Adverse Effect (excluding the filing of the Chapter 11 Cases);

                           (x) the entry by the Bankruptcy Court of an order authorizing the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, business, or reorganization of any or all of the Originators;

                           (y) any or all of the Chapter 11 Cases shall be dismissed or converted from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;

                           (z) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (i) to allow any creditor (other than the Operating Agent on behalf of itself and the Purchaser) to execute upon or enforce a Lien on any of the Transferred Receivables, or (ii) with respect to any Lien of, or the granting of any Lien on any Transferred Receivables to, any state or local environmental or regulatory agency or authority;

                           (aa) the Interim Order or the Final Order shall be amended, modified, supplemented, revoked, vacated, stayed or supplemented without the Operating Agent's and the Purchaser's prior written consent in each such instance;

                           (bb)  the  Final   Order   (in  form  and   substance
         acceptable to the Operating Agent and the Purchaser) is not entered immediately following the expiration of the Interim Order;

                           (cc) the sale without the Operating Agent's and the Purchaser's written consent of all or substantially all of the assets of any or all of the Originators or the other Debtors, either though a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization or liquidation in the Chapter 11 Cases or otherwise; or

                           (dd) the Credit Facility shall be refinanced, replaced or refunded after the filing of the Chapter 11 Cases or any or all of the Debtors obtain a debtor in possession credit facility in the Chapter 11 Cases (other than under the Purchase Agreement and the Transfer Agreement).

         then, and in any such event, the Operating Agent shall, at the request of, or may, with the consent of, the Purchaser or the Collateral Agent, by notice to the Seller, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, that the Facility Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 9.01(c), (d), (e) or (t) or (ii) four days after the occurrence of the Termination Event described in Section 9.01(a)(i) if the same shall not have been remedied by such time, in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller.

         (F) Section 9.02(d) of the Purchase Agreement shall be deleted in its entirety and the following new Section 9.02(d) shall be substituted in lieu thereof:

                  (d) the Operating Agent or the Collateral Agent shall have determined that any event or condition (other than the filing of the Chapter 11 Cases) that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred;

         (G) Section 2.02 of the Transfer Agreement shall be amended by adding the following new sentence at the end thereof:


                  The priority of such Lien shall be as set forth in the Orders.

         (H) Section 4.01 of the Transfer Agreement shall be amended by adding the following new sentence at the end of the introductory paragraph thereof:

         Notwithstanding anything to the contrary set forth in this Article IV, it is expressly understood and agreed that each of the representations and warranties made in this Article IV is and shall be (i) subject to
         (x) compliance by the Originators with any applicable provisions of the Bankruptcy Code and (y) the entry of the Interim Order and the Final Order (as applicable) and compliance by the Originators with the same, and (ii) qualified to exclude any noncompliance resulting solely from the filing of the Chapter 11 Cases (but not excluding noncompliance resulting from any subsequent event, whether or not related to or derivative of the filing of the Chapter 11 Cases).

         (I) Section 4.01(e) of the Transfer Agreement shall be deleted in its entirety.

         (J) Section 4.02(p) of the Transfer Agreement shall be deleted in its entirety and the following new Section 4.02(p) shall be substituted in lieu thereof:

                  (p) Special Notice List. Each of the Originators shall include counsel to the Operating Agent on any "Special Notice List" or other similar list of parties to be served with pleadings or notices in the Chapter 11 Cases.

         (K) Section 4.03 of the Transfer Agreement shall be amended by adding the following new paragraphs (m) and (n) at the end thereof:

                  (m) Amendments to Interim Order or Final Order. No Originator shall consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (a) the Interim Order or (b) the Final Order.

                  (n) Filing of Motions and Applications. No Originator shall apply to the Bankruptcy Court for authority to (i) take any action that is prohibited by the terms of any of the Related Documents, or (ii) refrain from taking any action that is required to be taken by the terms of any of the Related Documents or the Orders.

         (L) The Transfer Agreement shall be further amended by adding the following new Section 8.15 at the end thereof:


                  8.15 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Related Documents, and all Transfers made and Liens created hereby or pursuant to any other Related Document shall be binding upon each Originator, the estate of each Originator, and any trustee or successor in interest of any Originator in any of the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Related Documents shall be binding upon, and inure to the benefit of, the respective successors and assigns of Operating Agent and the Purchaser and each of their respective assigns, transferees and endorsees. Each of the Transfers made and the Liens created by this Agreement and the other Related Documents shall be and remain valid and perfected in the event of the commencement of the Chapter 11 Cases, the substantive consolidation of the Chapter 11 Cases or conversion of any or all of the Chapter 11 Cases or any other bankruptcy case of any Originator to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any or all of the Chapter 11 Cases , in each case without the necessity that the Operating Agent or the Purchaser file financing statements or otherwise perfect their respective ownership interests, security interests or Liens under applicable law.

         (M) Annex G to the Purchase Agreement shall be deleted in its entirety and the revised Annex G attached to this Amendment as Exhibit A shall be substituted in lieu thereof.

         (N) Annex X to the Purchase Agreement and the Transfer Agreement shall be amended by deleting therefrom the definitions of the terms "Applicable Margin", Concentration Discount Amount", "Excess Liquidity", "Facility Termination Date," "Final Purchase Date", "Maximum Purchase Limit", "Purchase Discount Rate Cap", "Receivables Availability", "Related Documents" and "Reserves" and "Unused Facility Fee" and by substituting in lieu thereof the following new respective definitions of such terms:

                  "Applicable Margin" shall mean 2.75%.

                  "Concentration Discount Amount" means, with respect to (i) Levi Strauss, Levi Strauss Canada, Levi Strauss Europe and the Affiliates thereof (collectively, the "Levi Strauss Obligors"), 40% and
         (ii) any Obligor that is not a Levi Strauss Obligor, and as of any date of determination thereof, the percentage of the aggregate Outstanding Balance at such time of all Eligible Receivables set forth in the table below based upon the Senior Unsecured Short-Term Debt Rating (or, in the absence of such rating, the equivalent Senior Unsecured Long-Term Debt Rating) assigned to such Obligor at such time by S&P and Moody's (and, if such Obligor is rated by both agencies and has a split rating, the applicable rating will be the lower of the two):

         ---------------------- ----------------------- ----------------------
         MINIMUM S&P RATING     MINIMUM MOODY'S RATING  APPLICABLE  PERCENTAGE
         ---------------------- ----------------------- ----------------------
         A-1+ or AA-            P-1 or Aa3              15.0%
         ---------------------- ----------------------- ----------------------
         A-1 or A+              P-1 or A1               15.0%
         ---------------------- ----------------------- ----------------------
         Below A-1 or A+        Below P-2 or Baa1       10.0%
         or not rated by        or not rated either
         either S&P or Moody's  either S&P or Moody's
         ---------------------- ----------------------- ----------------------

                  If an Obligor has neither a Senior Unsecured Short-Term Debt Rating or a Senior Unsecured Long-Term Debt Rating by either S&P or Moody's, then such Obligor's Concentration Discount Amount will be 10.0% of the aggregate Outstanding Balance at such time of all Eligible Receivables. The percentages referenced above may be changed with respect to any or all Obligors at any time at the sole discretion of the Operating Agent.

                  "Excess Liquidity" shall mean, as at any time of determination thereof, the sum (without duplication) of (a) the aggregate unrestricted cash of Cone Mills and its Subsidiaries at such time (excluding any such cash that serves as cash collateral for letters of credit or other indebtedness of Cone Mills or any other Person), minus
         (b) all checks drawn by Cone Mills or any of its Subsidiaries that are paid on such date, plus (c) the Receivables Availability at such time.

                  "Facility Termination Date" shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Purchase Agreement,
         (b) 90 days prior to the Final Purchase Date, (c) 90 days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.02(b) of the Purchase Agreement, and (c) two
         (2) Business Days prior to the date any plan or plans of reorganization or liquidation for any or all of the Originators in the Chapter 11 Cases becomes effective.

                  "Final Purchase Date" shall mean May 29, 2004.

                  "Maximum Purchase Limit" shall mean $35,000,000.

                  "Purchase  Discount  Rate  Cap"  shall  mean a rate  equal  to eighty-five percent (85%) with respect to that portion of the Investment Base which consists of Eligible Receivables; provided, that the Purchase Discount Rate Cap may be changed at any time at the sole discretion of the Operating Agent, exercised in good faith (other than solely as a result of the filing of the Chapter 11 Cases).

                  "Receivables Availability" shall mean, as at any time of determination thereof, the sum (without duplication) of the amount (if any) by  which  the  Availability  at such  time  exceeds  the  Capital
         Investment  at  such  time,   and  for  purposes  of  this   definition
         Availability shall be determined by the Operating Agent in its good faith credit judgment based on the most recently submitted Investment Base Certificate and such other information as may be available to the Operating Agent and with trade payables and other expenses and liabilities of Cone Mills and its Subsidiaries being paid in the ordinary course of business and without acceleration of sales of inventory by Cone Mills and its Subsidiaries, and such determination shall be binding and conclusive on all parties to the Purchase Agreement in the absence of manifest error.

                  "Related Documents" shall mean each Lockbox Agreement, the Transfer Agreement, the Purchase Agreement, each Receivables Assignment, the Purchase Assignment, Parent Agreement, the Insurance Policy, the Insurance Agreement, the Orders, and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Transfer

         Agreement, the Purchase Agreement or the transactions contemplated thereby. Any reference in the Transfer Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

                  "Reserves" shall mean (i) the aggregate Concentration Discount Amount for all Obligors of Transferred Receivables, (ii) the Special Reserve, (iii) the Extended Term Reserve, and (iv) such other reserves as the Operating Agent may establish from time to time in its sole discretion.

                  "Unused Facility Fee" shall have the meaning assigned to it in the Section 2.07(a)(i) of the Purchase Agreement.


         (O) Annex X to the Purchase Agreement and the Transfer Agreement shall be further amended by deleting clauses (f) and (m) of the definition therein of the term "Eligible Receivable" and by substituting in lieu thereof the following new clauses (f) and (m), respectively:

                  (f) that does not represent "billed but not yet shipped" or "bill and hold" goods or merchandise, unperformed services, consigned goods or "sale or return" goods and does not represent "progress billed" goods or merchandise or arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable;

                  (m) with respect to which the Originator thereof has submitted all necessary documentation for payment to the Obligor thereunder and such Originator has fulfilled all of its other obligations in respect thereof;

         (P) Annex X to the Purchase  Agreement and the Transfer Agreement shall
be  further   amended  by  adding  thereto  the  following  new  definitions  in appropriate alphabetical order:

                  "Adjusted Default Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

                           (a) (i) the average of the respective Outstanding Balances of all Transferred Receivables (other than any Transferred Receivable that is a liability of Azteca) with respect to which any payment, or part thereof, remained unpaid for more than 90 days past their respective Maturity Dates as of the last day of the three Settlement Periods immediately preceding such date, plus (without duplication) (ii) the aggregate Outstanding Balance of Transferred Receivables

         (other than any Transferred Receivable that is a liability of Azteca) that were written off as uncollectible during such Settlement Periods to

                           (b) the average of the respective Outstanding Balances of all Transferred Receivables (other than any Transferred Receivable that is a liability of Azteca) as of the last day of the three Settlement Periods immediately preceding such date.

                  "Azteca" shall mean Azteca Production International, Inc. and its Affiliates.

                  "Bankruptcy Court" shall have the meaning given such term in the Eleventh Amendment.

                  "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

                  "Chapter 11 Cases" shall have the meaning given such term in the Eleventh Amendment.

                  "Debtors" shall have the meaning given such term in the Eleventh Amendment.

                  "DIP Servicer" shall mean each Servicer that is a debtor and debtor in possession in the Chapter 11 Cases.

                  "Eleventh Amendment" means that certain Eleventh Amendment and Waiver to Securitization Agreements dated as of September 23, 2003 by and among the Seller, the Originators, the Servicer, the Purchaser, the Operating Agent and the Collateral Agent.

                  "Eleventh Amendment Effective Date" means the date on which all of the conditions precedent to the effectiveness of the Eleventh Amendment specified in Section 7 thereof are fulfilled to the satisfaction of the Operating Agent and the Purchaser.

                  "Final Order" shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing pursuant to Sections 363 and 364 of the Bankruptcy Code and Bankruptcy Rule 4001, satisfactory in form and substance to the Purchaser and the Operating Agent, and from which no appeal has been timely filed, or if timely filed, no stay pending appeal shall have been granted, together with all extensions, modifications and amendments thereto, authorizing each of the Originators to enter into the Eleventh Amendment and to perform under the Related Documents to which it is or will be a party, to sell or contribute

         Receivables  to  Seller  under  the  Sale   Agreement,   and  to  incur
         indebtedness and grant Liens under the Sale Agreement and the other Related Documents, all as set forth in such order.

                  "Interim Order" shall mean the interim order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Sections 363 and 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications and amendments thereto, satisfactory in form and substance to Agent, authorizing, on an interim basis, each of the Originators to enter into the Eleventh Amendment and to perform under the Related Documents to which it is or will be a party, to sell or contribute Receivables to Seller under the Sale Agreement, and to incur indebtedness and grant Liens under the Sale Agreement and the other Related Documents, all as set forth in such order.

                  "Orders" shall mean the Interim Order and the Final Order.

                  "Special Reserve" shall mean $2,500,000.

                  "Tenth Amendment" means that certain Tenth Amendment to Securitization Agreements dated as of September 5, 2003, by and among the Seller, the Originators, the Servicer, the Purchaser, and the Operating Agent.

         (Q) Each of the Securitization Agreements shall be further amended so that each and every reference therein to Cone Mills or CFT shall be deemed, from and after the Eleventh Amendment Effective Date, to refer to such Person as a debtor and debtor in possession in the Chapter 11 Cases.

         3. No Other Waivers or Amendments. Except for the waivers and amendments expressly set forth and referred to in Section 1 and Section 2 above, respectively, the Securitization Agreements shall remain unchanged and in full force and effect. The waivers set forth in Section 1 above relate solely to the specific events described in such section, and nothing in this Amendment is intended (or shall be construed) as a waiver of any other Termination Events, Incipient Termination Events, Events of Servicer Termination or Incipient Servicer Termination Events that may arise from the occurrence of any other event or events.

         4. Representations and Warranties. Each Company hereby represents and warrants to GECC (in its capacity as Purchaser and the Operating Agent) that (i) subject to the entry of the Interim Order in the case of Cone Mills and CFT, this Amendment has been duly authorized, executed and delivered by each Company,
(ii) after giving effect to this Amendment, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer
Termination Event has occurred and is continuing as of the date of this Amendment, and (iii) all of the representations and warranties made by each Company in the Securitization Agreements are true and correct in all material respects on and as of the date of, and after giving effect to, this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by any Company of any of its representations and warranties contained in this Section 4 shall be a Termination Event and an Event of Servicer Termination for all purposes of the Securitization Agreements.

         5. Ratification. Each Company hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Securitization Agreements and all other documents delivered by such Company in connection therewith (including without limitation the other Related Documents to which each Company is a party), effective as of the Eleventh Amendment Effective Date (and after giving effect to this Amendment).

         6. Waiver by the Companies. Each of the Companies hereby waives any claim, defense, demand, action or suit of any kind or nature whatsoever against the Purchaser, the Operating Agent or the Collateral Agent arising on or prior to the Eleventh Amendment Effective Date in connection with any of the Securitization Agreements or the transactions contemplated thereunder.

         7. Conditions to Effectiveness. This Amendment shall become effective as of the Eleventh Amendment Effective Date subject to the satisfaction on or prior to such date of the following conditions precedent to such effectiveness:
(i) the receipt by the Operating Agent of one or more counterparts of this Amendment, duly executed, completed and delivered by each of the Companies, the Purchaser and the Operating Agent, (ii) the receipt by the Operating Agent of payment (for the benefit of GECC as Purchaser) of a waiver and amendment fee in the amount of $250,000 (which fee shall be fully earned and non-refundable upon payment; provided that if (x) Cone Mills and the other Debtors hereafter become the subject of the Chapter 11 Cases, (y) Cone Mills and such other Debtors obtain a debtor in possession credit facility in the Chapter 11 Cases that replaces the securitization facility provided under the Securitization Agreements, and (z) GECC is the primary agent or co-agent for the lenders participating in such facility, GECC hereby agrees that it will credit $250,000 of such amendment fee against the payment of any origination, structuring or similar fee payable to GECC (for its own account) at the time of the closing of such facility; provided further that nothing in this Amendment is intended, or shall be construed, as an offer or commitment by GECC to provide, or otherwise participate as an agent or lender in, any such debtor in possession credit facility), (iii) the receipt by the Operating Agent of payment (for its own account) of the $50,000 administration fee due on the Eleventh Amendment Effective Date under Section 2.07(a)(ii) of the Purchase Agreement as amended by this Amendment, and (iv) the receipt by the Operating Agent of written evidence satisfactory to it that the Chapter 11 Cases have been commended by Cone Mills and CFT and that the Interim Order, in form and substance satisfactory to the Operating Agent, has been entered by the Bankruptcy Court in the Chapter 11 Cases; provided that the waiver provided in clause (i) of Section 1 hereof shall become effective as of the date of this Amendment upon the satisfaction of the condition precedent specified in clause (i) above only; and provided further that (A) no Purchases or Transfers shall be made after the filing of the Chapter 11 Cases unless and until all of the conditions precedent specified in clauses
(ii), (iii) and (iv) of this Section 7 are satisfied and (B) the waiver provided in clause (i) of Section 1 hereof shall expire and become null and void on the third (3rd) Business Day after the date of the filing of the Chapter 11 Cases unless on or prior to such date all of the conditions precedent specified in clauses (ii), (iii) and (iv) of this Section 7 are satisfied.

         8. Reimbursement of Expenses. Each Company hereby agrees that it shall reimburse the Purchaser and the Operating Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

         9. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

         10. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         11. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

         12. Entire Agreement. The Securitization Agreements as amended and supplemented by the Prior Amendments and this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

         13. Cone Mills' and GECC's Capacities. Cone Mills is executing and delivering this Amendment both in its capacity as an Originator under the Transfer Agreement and as the Servicer under the Purchase Agreement and all references herein to "Cone Mills" shall be deemed to include it in both such capacities unless otherwise expressly indicated. GECC is executing and delivering this Amendment both in its capacity as the Purchaser, the Operating Agent, and the Collateral Agent, and all references herein to "GECC" shall be deemed to include it in all such capacities unless otherwise expressly indicated.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.



                            CONE RECEIVABLES II LLC


                            By /s/ Cheryl G.Hollis
                            Name: Cheryl G. Hollis
                            Title: Secretary


                            CONE MILLS CORPORATION, as an
                            Originator and as Servicer


                            By /s/ W. Scott Wenhold
                            Name: W. Scott Wenhold
                            Title: Treasurer


                            CONE FOREIGN TRADING LLC


                            By: /s/ Neil W. Koonce
                            Name: Neil W. Koonce
                            Title: Vice President


                            GENERAL ELECTRIC CAPITAL CORPORATION,
                            as Purchaser, Operating Agent and Collateral Agent


                            By: /s/ C. Mark Smith
                            Name: C. Mark Smith
                            Title: Duly Authorized Signatory

                                    EXHIBIT A


                                                   Annex G to Purchase Agreement


                               Financial Covenants



         (a) Maximum Capital Expenditures. Cone Mills and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during each of the following periods that exceed in the aggregate the amounts set forth opposite such period:

         Period:                                 Maximum Capital Expenditures:
         ------------------------                -----------------------------

         Fiscal year ending
         December 28, 2003                       $6,000,000

         Two fiscal months ending
         February 29, 2004                        2,000,000

         (b) Minimum Excess Liquidity. The Seller and Cone Mills shall maintain an Excess Liquidity at all times of not less than $2,000,000.

         (c) Receivable Performance Covenants. The Seller shall not violate or fail to comply with any of the following covenants as of any Settlement Date:

                  (i)   Default Ratio shall be less than 8.0%;

                  (ii)  Adjusted Default Ratio shall be less than 4.0%;

                  (iii) Delinquency Ratio shall be less than 2.2%;

                  (iv)  Gross Dilution Ratio shall be less than 3.0%;

                  (v) Receivables Collection Turnover shall be less than 70 days; and

                  (vi) Seller's Net Worth Percentage shall not be less than 5.0%.

         (d) Minimum EBITDA. Cone Mills and its Subsidiaries shall have on a consolidated basis, as of the end of each period set forth below, EBITDA for the period then ended of not less than the amount set forth opposite such period:

                           Period:                           Minimum EBITDA:
                           ------------------------          ---------------

                           Three fiscal months ending
                           September 30, 2003                $  50,000

                           Six fiscal months ending
                           December 28, 2003                   200,000

                           Eight fiscal months ending
                           February 29, 2004                 2,500,000


         (e) Capitalized terms used in this Annex G and not otherwise defined below shall have the respective meanings ascribed to them in Annex X.

                  "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, but excluding expenditures under Capital Leases and any expenditures financed by the proceeds of insurance or by the incurrence of Debt other than under the Purchase Agreement or the Credit Facility. If the expenditures cannot be specifically identified and linked to insurance proceeds or the incurrence of Debt (other than the incurrence of Debt other than under the Purchase Agreement or Credit Facility), then such exclusion from this definition of Capital Expenditures shall be determined by and based on the judgment of the Operating Agent. For purposes of this Annex G, Capital Expenditures shall include investments in and advances by Cone Mills and its Subsidiaries to unconsolidated affiliates as determined on a consolidated basis.

                  "EBITDA" shall mean, with respect to Cone Mills and its Subsidiaries for any fiscal period, an amount equal to (a) consolidated Net Income for such period, minus (b) the sum, without duplication, of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated Net Income, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP, plus (c) the sum, without duplication, of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated Net Income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated Net Income of such Person for such period in accordance with GAAP, and (vii) Restructuring Charges. For purposes of this definition, the following items shall be excluded in determining consolidated Net Income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries;
(B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary;
(D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

                  "Excess Liquidity" shall have the meaning ascribed to such term in Annex X.

                  "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined on a consolidated basis in accordance with GAAP for the relevant period ended on such date, including (a) amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), (b) the interest component of any Capital Lease Obligation, (c) with respect to Cone Mills and Seller only, Redwood Yield and fees (other than servicing fees), (d) with respect to Cone Mills only, amounts paid or payable by Cone Mills under the Morgan Swap Agreement, and (e) with respect to Cone Mills only, net cash paid with respect to interest, discount, yield, and fees owed by Cone Mills or any of its Subsidiaries under the Existing Receivables Purchase Facility.

                  "Net Income" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis and for any period, the after taxes net income or loss of Cone Mills and its Subsidiaries as it would appear on a consolidated statement of income of Cone Mills and its Subsidiaries for such period prepared in accordance with GAAP (such net income or loss shall (a) be net of extraordinary items and (b) include, to the extent the inclusion thereof is in accordance with GAAP, the equity of Cone Mills or any Subsidiary in the net income or loss of any other Person).

                  "Net Worth Percentage" shall mean, as of any date of determination thereof, a fraction (expressed as a percentage) (a) the numerator of which equals the excess of the Seller's assets over its liabilities, in each case as determined in accordance with GAAP consistently applied, and (b) the denominator of which equals the aggregate Outstanding Balance of the Transferred Receivables.

                  "Restructuring Charges" shall mean, with respect to Cone Mills and its Subsidiaries on a consolidated basis and for any period, (i) any and all expenses and charges related to such Persons' reconfiguration of their U.S. denim operations including the closing of certain facilities, the outsourcing of certain production and administrative functions and certain personnel reductions at the Carlisle and Jacquard business units, (ii) any and all losses on the write-down or sale of assets of such Persons during the pendency of the Chapter 11 Cases, (iii) any and all professional fees and expenses of such Persons' attorneys and other professional advisors related to the Chapter 11 Cases as well as professional fees and expenses of its creditors related to the Chapter 11 Cases, (iv) any and all fees and expenses incurred by such Persons in connection with the Tenth Amendment and the Eleventh Amendment and any debtor in possession credit facility obtained by the Debtors in the Chapter 11 Cases, (v) non-cash charges arising from the termination of any Plans on or after the filing of the Chapter 11 Cases, and (vi) any and all other expenses of such Persons that would be classified as a reorganization item pursuant to AICPA Statement of Position 90-7; provided, however, that for purposes of this definition the aggregate cash portion of the Restructuring Charges for any period shown below shall not exceed the amount shown below for such period:

                  Period:                               Minimum Cash Portion:
                  ------------------------              ---------------------

                  Three fiscal months ending
                  September 30, 2003                     6,000,000

                  Six fiscal months ending
                  December 28, 2003                     11,000,000

                  Eight fiscal months ending
                  February 29, 2004                     12,500,000

         (f) Rules of Construction Concerning Financial Covenants. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.